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                                                                    Exhibit 99


                                  NEWS RELEASE



[J&L LOGO]


J&L Specialty Steel, Inc.
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P.O. Box 3373
One PPG Place
Pittsburgh, PA 15230-3373

                                                              Media Contact:
                                                              Jim Leonard
                                                              (412) 338-1736

                                                              Investor Contact:
                                                              J. Scott Keller
                                                              (412) 338-1708


FOR IMMEDIATE RELEASE

       USINOR TO ACQUIRE REMAINING INTEREST IN J&L SPECIALTY STEEL, INC.


     Paris, France and Pittsburgh, Pa., October 30, 1998 -- Usinor and J&L Specialty Steel, Inc. (NYSE:JL) jointly announced today that they had entered into a definitive merger agreement pursuant to which Usinor will offer to acquire all the issued and outstanding shares of J&L common stock that it does not already own for $6.25 per share in cash. There are 18,033,000 outstanding shares of J&L common stock not currently owned by Usinor representing approximately 46.5% of the outstanding shares.

     The transaction was unanimously approved by a special committee of the Board of Directors of J&L, as well as by all the other directors of J&L.

     Pursuant to the merger agreement, a wholly owned subsidiary of Usinor will commence, on or prior to November 5, 1998, a cash tender offer to acquire all the J&L shares. Unless a majority of the shares not currently owned by Usinor are validly tendered and not withdrawn, Usinor may not purchase any shares in the tender offer




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without the consent of the special committee of the Board of Directors of J&L.
The tender offer will be subject to other customary conditions. Following the successful completion of the tender offer, the merger agreement contemplates that a second-step merger will be effected, in which the remaining shareholders of J&L will be entitled to receive $6.25 per share. Following the merger, J&L will become a wholly owned subsidiary of Usinor.

     J&L Specialty Steel, Inc. is a leading manufacturer of flat rolled stainless steel products. The company is headquartered in Pittsburgh, Pennsylvania, with plants located in Midland, Pennsylvania, Louisville, Ohio and Detroit, Michigan.

     With a worldwide production of approximately 16.1 million tons in 1997, Usinor is a world-leading producer of steel. Its principal activities are divided into flat carbon steels, stainless steel and alloys and specialty steels.




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